UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 6, 2008 (May 6, 2008)

ALLIED HEALTHCARE INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-11570 (Commission File Number)	13-3098275 (IRS Employer Identification Number)

245 Park Avenue, New York, New York 10167
(Address of Principal Executive Offices)

(212) 750-0064
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS .

(b) On May 6, 2008, Allied Healthcare International Inc. (the “Company”) announced that David Moffatt will resign from his position as the chief financial officer of the Company on September 30, 2008.

(c) On May 6, 2008, the Company announced that it had appointed Paul Weston, age 43, as chief financial officer designate of the Company. Mr. Weston is expected to assume the office of chief financial officer of the Company on October 1, 2008. Pursuant to the employment agreement that Mr. Weston entered into in connection with his appointment as chief financial officer designate of the Company, he will receive a salary of £155,00 per annum (approximately $306,000 at current exchange rates), the Company will make a payment equal to 15% of his base salary towards his U.K.-based private pension fund, and the Company will provide him with a car allowance.

Paul Weston has been employed by the Company since 2004 as its financial director in the United Kingdom and, as such, he has been responsible for all the Company’s U.K. operating subsidiaries. In addition, from June 2006 until July 2006, Mr. Weston served as interim chief financial officer of the Company. From 2001 to 2004, Mr. Weston was group financial controller at SSL plc, a global manufacturer and distributor of healthcare and consumer products, and prior to that he spent seven years in various corporate finance positions for the European operations of Fruit of the Loom, a textile manufacturer. Mr. Weston qualified with the Institute of Chartered Accountants (CSA) in England and Wales in 1990.

Mr. Weston has previously been granted options to purchase an aggregate of 82,000 shares of common stock of the Company at an average weighted exercise price of $3.00 per share.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1 Press release, dated May 6, 2008, of Allied Healthcare International Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2008

ALLIED HEALTHCARE INTERNATIONAL INC.

By:	/s/ Marvet Abbassi
Name: Marvet Abbassi Title: Financial Controller